Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K/A) of Sun Microsystems, Inc. of our report dated July 16, 1997, included in the 1997 Annual Report to Stockholders of Sun Microsystems, Inc.

Our audits also included the financial statement schedule of Sun Microsystems, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-9293, 33-11154, 33-15271, 33-18602, 33-25860, 33-28505,
33-33344,  33-38220,  33-51129,  33-56577,  333-01459,   333-09867,   333-15179,
333-34543, and 333-34651) pertaining to the 1982 Incentive Stock Option Plan, the Restricted Stock Plan, the 1984 Employee Stock Purchase Plan, as amended, the 1987 Stock Option Plan, the 1988 Director Stock Option Plan, the 1989 French Stock Option Plan, the 1990 Employee Stock Purchase Plan, the 1990 Long-Term Equity Incentive Plan, the Equity Compensation Acquisition Plan of Sun Microsystems, Inc., and the U.S. Non-Qualified Deferred Compensation Plan and in the related Prospectus of our report dated July 16, 1997, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K/A) of Sun Microsystems, Inc.


                                           Ernst & Young LLP


Palo Alto, California
October 15, 1997